Securities and Exchange Commission
                          Washington, D.C.  20549

                               FORM 8-K
         Annual Report Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  April 5, 1995

                     Commission file number 1-5558


                        Katy Industries, Inc.
       (Exact name of registrant as specified in its charter)
                   Delaware                             75-1277589

       (State of Incorporation)                  (IRS Employer
Identification Number)


          6300 S. Syracuse #300, Englewood, Colorado           80111
        (Address of Principal Executive Offices)       (Zip Code)


 Registrant's telephone number, including area code: (303) 290-9300


  (Former name or former address, if changed since last report)
 Not applicable






















               Item 2.  Acquisition or Disposition of Assets.

     On April 5, 1995, Hallmark Holdings, Inc. ("Hallmark"), a wholly-owned subsidiary of Katy Industries, Inc. ("Katy" or the "Company"), acquired all of the outstanding capital stock of GC Thorsen, Inc. ("Thorsen") from Elgin National Industries, Inc., pursuant to a Stock Purchase Agreement, effective as of March 31,1995. Thorsen has two wholly-owned subsidiaries, HMO, Inc. and Elgin International Limited (collectively referred to, with Thorsen, as the "Thorsen Companies"). The purchase price for the stock of Thorsen, which is subject to possible adjustment based on a closing date consolidated balance sheet prepared on a post-closing basis, was approximately $23,600,000, of which $19,500,000 was obtained through a borrowing against the Company's secured line of credit at The Northern Trust Company, with the balance being funded from cash on hand. The purchase price was derived as a function of a fixed price, subject to adjustment upward or downward for variances from a pegged net investment value.
Thorsen, together with its subsidiaries, is a leading marketer and distributor of electronic and electrical parts and accessories and non-powered hand tools. The assets of the Thorsen Companies include accounts receivable,machinery and equipment, inventory, certain non-compete agreements and owned and leased real property. The Company intends to continue the business of the Thorsen Companies and to utilize the assets of the Thorsen Companies in the same manner in which they were used prior to the acquisition. There is no material relationship between any of the Thorsen Companies and Hallmark or Katy, or any of their respective affiliates, directors, or officers or, to the knowledge of Katy, any associate of any such director or officer.

              Item 7.  Financial Statements and Exhibits

     It is impracticable at this time for the Company to provide the financial statements required to be filed with this Form 8-K. The Company intends to file such required financial statements not later than June 19, 1995.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Katy Industries, Inc.
                                     (Registrant)


      By
                                          Paul Kurowski
                                               Chief Financial Officer
Date         April 20, 1995